MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz	Chuck Ives
Corporate Communications Director	Investor Relations Manager
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1823	320-587-1605
Hutchinson Technology Receives FDA Clearance for
InSpectra™ StO2 Tissue Oxygenation Monitor
     HUTCHINSON, Minn., July 20, 2006 — Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) announced today that it has received clearance from the U.S. Food and Drug Administration (FDA) to begin marketing its InSpectra™ StO2 Tissue Oxygenation Monitor. The patented device uses near infrared technology to noninvasively provide an absolute measurement of local tissue oxygen saturation (StO2). The InSpectra StO2 System is the only such device designed for clinical use in the trauma and emergency medicine settings.
     Hutchinson Technology received FDA clearance in 2002 to market its first-generation tissue spectrometer, which was primarily used as a research device. “This second-generation InSpectra StO2 Tissue Oxygenation Monitor is designed for clinical use in the trauma care market where there is a need to directly monitor the compromised circulation associated with hemorrhagic shock,” said Christina Temperante, president of Hutchinson Technology’s BioMeasurement Division. “Our device provides immediate, direct and continuous monitoring of local tissue oxygen saturation, filling a critical, widely recognized information gap in medical monitoring of trauma patients.”
     Temperante said the company will formally introduce the device to the market at the 2006 annual meeting of the American Association for the Surgery of Trauma, which will be held September 28 — 30 in New Orleans. At this meeting, the results of the company’s multi-site, prospective clinical trial on hemorrhagic shock monitoring will be presented. The clinical trial was initiated in October 2004 to determine the role tissue oxygen saturation monitoring can play in hemorrhagic shock and resuscitation. Seven major U.S. trauma centers participated, enrolling a total of 383 patients. “The size and scope of the study underscores our commitment to demonstrate the clinical utility and economic value of the product we’re bringing to the market,” said Temperante.

     The InSpectra StO2 System consists of a monitor, optical cable and single-use patient interface. The device is indicated for use in monitoring patients during circulatory or perfusion examinations of skeletal muscle, or when there is a suspicion of compromised circulation. “Because tissue oxygenation is fundamental to health, we continue to work with independent clinical researchers in both the U.S. and Europe to explore the utility of measuring tissue oxygen saturation in several other critical care applications,” said Temperante.
     Hutchinson Technology’s BioMeasurement Division is focused on developing new technologies and products that provide information clinicians can use to improve the quality of health care. The BioMeasurement Division was established with the objective of leveraging the company’s culture of quality, engineering capabilities and leading-edge measurement technology in the medical market. Hutchinson Technology, founded in 1965, is recognized as a worldwide technology leader in the design and manufacture of suspension assemblies for disk drives.
     This announcement contains forward-looking statements regarding the InSpectra StO2 System’s introduction to the market and the applications for which the System can be used. These statements involve risks and uncertainties. The actual results could differ materially from those anticipated in these forward-looking statements due to results of clinical studies, competition from other tissue oxygenation measurement systems and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.
     The company is holding a conference call and webcast to discuss results for its third fiscal quarter beginning at 4:00 p.m. Central Time (CT) on July 20, 2006. Individual investors and news media may participate in the conference call via the live webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software. A replay of the call will be available beginning at approximately 6:00 p.m. CT on July 20 until midnight CT Saturday, July 22, 2006. To access the replay, dial 800-405-2236 and enter 11064340# at the reservation number prompt.